FIRST AMENDMENT TO

REGISTRATION RIGHTS AGREEMENT

This First Amendment to Registration Rights Agreement (this “Amendment”), dated January 18, 2008, amends that certain Registration Rights Agreement, dated September 28, 2007 (the “Rights Agreement”), by and between MDwerks, Inc., a Delaware corporation (the “Company”), and Vicis Capital Master Fund, a series of the Vicis Capital Master Trust, a trust formed under the laws of the Cayman Islands (the “Purchaser”).

R E C I T A L S

WHEREAS, the Company and the Purchaser have entered into a Securities Purchase Agreement dated the date hereof (the “Purchase Agreement”).

WHEREAS, as an inducement for the Purchaser’s acquisition of the securities under the Purchase Agreement, the Company has agreed to amend the Rights Agreement to include as registrable securities under the Rights Agreement the shares of Common Stock of the Company issuable upon conversion or exercise of the securities acquired by the Purchaser under the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Rights Agreement and otherwise agree as follows:

1.  Amendments.

(a) The first recital in the Rights Agreement is hereby amended and restated in it entirety to read as follows:

“WHEREAS, in connection with the Securities Purchase Agreement, dated September 28, 2007, by and between the Company and Purchaser (the “September Purchase Agreement”), and the Securities Purchase Agreement, dated January 18, 2008, by and between the Company and the Purchaser (the “January Purchase Agreement”), the Company has agreed, upon the terms and subject to the conditions set forth in the September Purchase Agreement and the January Purchase Agreement, to issue and sell to the Purchaser (i) shares of the Company’s Series B Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares”), which will, among other things, be convertible into shares of the Company’s common stock , par value $0.001 per share (the “Common Stock”) (as converted, the “Conversion Shares”) in accordance with the terms of the Preferred Shares, and (ii) warrants (the “Warrants”) which will be exercisable to purchase a number of shares of Common Stock in accordance with the terms of the Warrants (as exercised collectively, the “Warrant Shares”).”

(b) The following definitions contained in the Rights Agreement are hereby added or amended as follows (deletions have been stricken and additions are in bold):

. . . .

“Preferred Shares” shall have the meaning ascribed to it in the Preamble and shall include all shares of Series B Convertible Preferred Stock of the Company hereafter acquired by the Purchaser.

. . . .

“Registrable Securities” means (i) all shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock of the Company held by a Holder, including any dividends paid thereon, and (ii) all shares of Common Stock issuable upon exercise of the Series F and Series G Warrants held by a Holder.

. . . .

“Warrants” means the Series F and Series G Warrants to purchase shares of Common Stock issued to the Purchaser pursuant to either the September Purchase Agreement, the January Purchase Agreement and all Series F and Series G Warrants hereafter acquired by the Purchaser.

. . . .

2.  Ratification. Except as expressly amended by this Amendment, the terms and conditions of the Rights Agreement are hereby confirmed and shall remain in full force and effect without impairment or modification.

3.  Conflict. In the event of any conflict between the Rights Agreement and this Amendment, the terms of this Amendment shall govern.

4.  Certain Defined Terms. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Rights Agreement.

5.  Binding Effect. The parties acknowledge and agree that this Amendment complies with all of the applicable terms and conditions set forth in Section 7(f) of the Rights Agreement that are necessary to effect an amendment to the Rights Agreement that binds the parties and therefore, upon the execution and delivery hereof by the parties, this Amendment shall have such binding effect.

6.  Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to applicable principles of conflicts of law that would require the application of the laws of any other jurisdiction.

7.  Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective authorized representatives as of the day and year first above written.

MDWERKS, INC.

By:	/s/ Howard B. Katz
Name: Howard B. Katz
Title: Chief Executive Officer

PURCHASER:

VICIS CAPITAL MASTER FUND

By: Vicis Capital LLC

By:	/s/ Keith W. Hughes
Name: Keith W. Hughes
Title: Chief Financial Officer